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                       May 20, 2022

       David Watson
       Chief Financial Officer
       Argan, Inc.
       One Church Street, Suite 201
       Rockville, MD 20850

                                                        Re: Argan, Inc.
                                                            Form 10-K for the
fiscal year ended January 31, 2022
                                                            Filed April 13,
2022
                                                            File No. 001-31756

       Dear Mr. Watson:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                       Sincerely,


                       Division of Corporation Finance

                       Office of Real Estate & Construction